CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Statements and Experts” in the Prospectus/Information Statement of the Huntington Funds relating to the reorganization of the Huntington International Equity Fund into the Huntington Global Select Markets Fund and to the incorporation by reference of our report dated February 26, 2014 with respect to the financial statements and financial highlights of the Huntington Funds in this Registration Statement on Form N-14, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio

October 7, 2014